Contact:	Gary Thompson - Media	Jacqueline Beato - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6131

Caesars Entertainment Reports Fourth-Quarter and Full-Year 2012 Results

LAS VEGAS, February 25, 2013 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following fourth-quarter and full-year 2012 results.

Financial Highlights

•	Fourth-quarter revenues decline due mainly to Hurricane Sandy property closures, full-year revenues relatively unchanged

•	Fourth-quarter customer spend per trip increases, full-year spending remains stable

•	Harrah's St. Louis sale and $2.75 billion of secured-notes offerings in 2012 boost liquidity, strengthen balance sheet

•	$185 million raised for Bill's hotel-casino renovation and Linq project moves forward on Las Vegas Strip

The table below highlights certain GAAP and non-GAAP financial measures:

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions, except per share data)	2012	2011		2012	2011
Net revenues	$2,016.8	$2,108.2	(4.3)%	$8,586.7	$8,573.3	0.2%
(Loss)/income from operations (1)	(343.6)	198.8	*	(313.4)	816.3	*
Loss from continuing operations, net of income taxes	(427.0)	(201.7)	(111.7)%	(1,382.7)	(698.1)	(98.1)%
(Loss)/income from discontinued operations, net of income taxes	(38.9)	6.3	*	(109.5)	31.4	*
Net loss attributable to Caesars	(469.7)	(220.6)	(112.9)%	(1,497.5)	(687.6)	(117.8)%
Diluted loss per share (2)	(3.75)	(1.76)	(113.1)%	(11.95)	(5.50)	(117.3)%
Property EBITDA (3)	451.9	492.8	(8.3)%	2,038.7	2,016.7	1.1%
Adjusted EBITDA (4)	420.1	466.0	(9.8)%	1,937.7	1,943.6	(0.3)%
Net revenues, (loss)/income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of the Harrah's St. Louis casino and the results of the subsidiaries that hold the Company's land concession in Macau, both of which are presented as discontinued operations.

See footnotes following Caesars Entertainment Operating Company, Inc. results later in this release.
* Not meaningful

Management Commentary

"The fourth quarter capped a year that was marked by significant progress on our strategy to reinvigorate our core business, expand our domestic distribution network, pursue growth online and internationally and continue to improve the company's capital structure," said Gary Loveman, chairman, chief executive officer and president of Caesars Entertainment Corporation. "In our core business, we were encouraged by double-digit growth in customer spend per trip in our Las Vegas Region, and an overall 6.2% increase in that key metric.

“Our efforts to enhance the hospitality presence we provide in Las Vegas progressed with the opening in early February 2013 of the Nobu Hotel and restaurant at Caesars Palace, construction of the Linq retail, dining and entertainment experience on schedule to allow for an opening at the end of this year and the beginning of the renovation of Bill's Gamblin' Hall & Saloon,” Loveman said. “Outside of Las Vegas, we are continuing to expand our distribution network with the opening next week of Horseshoe Cincinnati and the submission of our application for pre-approval to build an integrated resort in the Incheon region of Korea in partnership with the Lippo Group.

"In the Internet space, Caesars Interactive Entertainment acquired Bingo Blitz, further boosting our presence in the social and mobile-games market," Loveman said. "We received approval from Nevada gaming regulators of our application for a license to be an operator of interactive gaming in that state and expect to begin offering play in the coming months. We are also encouraged by New Jersey Gov. Chris Christie's support of online gaming in his state, and anticipate having the opportunity to pursue online gaming there soon.

"Finally, we have taken additional steps to further improve our capital structure," he said. "During 2012, we issued $2.75 billion of new CEOC senior secured notes. And, in concert with a new $1.5 billion CEOC senior secured notes offering earlier this month, we received consent from our lenders for an amendment to our credit facility that is expected to give us added flexibility as we continue our efforts to drive equity value.  The proceeds from this recent offering will be used to repay outstanding term loans, a portion of which mature in 2015.”

Financial Results

Quarterly Results

Net revenues for the fourth quarter 2012 decreased $91.4 million or 4.3% from the year-earlier period, due mainly to hurricane-related property closures in the Atlantic City Region as well as continued competitive pressures in that region. All five properties in the Atlantic City Region had closures during the quarter due to Hurricane Sandy, which made landfall on October 29, 2012. Harrah's Philadelphia reopened two days later and the Atlantic City properties reopened five days later. However, the region's economy has been slow to recover due to the devastation caused by the hurricane. The Company estimates that the negative impact of Hurricane Sandy on net revenues was approximately $40 million to $45 million. These revenue declines were partially offset by higher revenues from Caesars' management companies resulting from the opening of Horseshoe Cleveland in May 2012.

For the fourth quarter 2012, loss from operations was $343.6 million compared with income from operations of $198.8 million in the prior-year quarter. This change was due primarily to non-cash impairment charges in the fourth quarter of 2012 and the income impact of revenue declines caused by Hurricane Sandy. Non-cash impairment charges recorded in the fourth quarter 2012 totaled $448.2 million and were primarily comprised of an impairment charge of $450.0 million related to the Company's tangible assets of one of the properties in the Atlantic City Region, trademark impairment charges of $49.0 million and goodwill impairment charges of $8.2 million, partially offset by a $60.0 million reversal of goodwill impairment charges recorded during the third quarter of 2012 resulting from the finalization of the Company's preliminary annual impairment assessment of goodwill as of September 30, 2012. The Company estimates that the negative impact of Hurricane Sandy on loss from operations and Property EBITDA was approximately $35 million to $40 million.

Net loss attributable to Caesars increased $249.1 million or 112.9% in the fourth quarter of 2012 from 2011, due mainly to the changes described above, partially offset by the increased tax benefit resulting from a higher pre-tax loss, a decrease in interest expense, net of interest capitalized, and a fourth-quarter 2012 gain on early extinguishments of debt, all of which are further described in "Other Items" that follows later in this release.

For the fourth quarter 2012, Property EBITDA and Adjusted EBITDA decreased $40.9 million or 8.3% and $45.9 million or 9.8%, respectively, from 2011 primarily driven by the income impact of lower revenues, notably the impact of Hurricane Sandy.

Full-Year Results

Net revenues for 2012 increased $13.4 million or 0.2% from 2011 due mainly to higher revenues from the Company's online businesses and from Caesars' management companies due in part to the opening of Horseshoe Cleveland in May 2012. These higher revenues were mostly offset by revenue declines in the Atlantic City Region resulting from the property closures mentioned above, as well as economic and competitive pressure in that region during 2012.

For 2012, loss from operations was $313.4 million compared with income from operations of $816.3 million in 2011. This change was due largely to non-cash impairment charges that totaled $1,067.7 million comprised of the impairment charges discussed above, together with intangible asset impairment charges of $247.0 million related to goodwill, $160.0 million related to trademarks and $32.0 million related to gaming rights, as well as tangible asset impairment charges of $180.5 million related to a previously halted development project in Biloxi, Mississippi, all of which were recorded earlier in 2012. By comparison, non-cash intangible and tangible asset impairment charges were $32.8 million in 2011. Also contributing to the loss from operations in 2012 was an increase in depreciation expense associated with the opening of the Octavius Tower in January 2012, and increases in corporate expenses and write-downs, reserves, and project opening costs, net of recoveries.

Net loss attributable to Caesars for 2012 increased $809.9 million or 117.8% from 2011, due mainly to the increase in loss from operations and a net loss from our discontinued operations of $109.5 million, partially offset by increases in gains on early extinguishments of debt and the tax rate benefit, as further described in "Other Items" that follows later in this release.

For the full year 2012, Property EBITDA increased 1.1% and Adjusted EBITDA remained stable compared with the full year 2011.

Performance Metrics

The Company measures its performance in part through the tracking of trips by rated customers, which means a customer whose gaming activity is tracked through the Total Rewards customer-loyalty system ("trips"), and by spend per rated customer trip ("spend per trip").

The following table reflects the percentage increase/(decrease) in trips and spend per trip for the U.S. regions for the fourth quarter and full year of 2012 compared with the same periods in 2011.

	Quarter Ended December 31,		Year Ended December 31,
	Trips	Spend per Trip	Trips	Spend per Trip
Consolidated Caesars	(10.9)%	6.2%	(4.1)%	0.9%
Las Vegas region	(3.0)%	11.1%	1.0%	3.2%
Atlantic City region:
Lodgers	(23.4)%	0.5%	(10.2)%	(0.8)%
Non-lodgers	(22.0)%	(0.3)%	(8.3)%	(1.1)%
All other regions	(6.2)%	4.1%	(2.5)%	(0.5)%

On a consolidated basis, trips decreased in the fourth quarter of 2012 from the same period in 2011, due mainly to hurricane-related property closures and competitive pressures in the Atlantic City Region, as well as uncertainty over the course of the economy. The overall increase in spend per trip in the fourth quarter of 2012 was attributable to an 11.1% increase in the Las Vegas Region largely as a result of strength in the international high-end segment.

For the full year 2012, trips decreased on a consolidated basis compared with 2011, due to large declines in Atlantic City and modest declines in the rest of the U.S. regions, except for Las Vegas where trips rose slightly. For 2012, spend per trip increased compared with 2011, due mainly to an increase in the Las Vegas region, which was partially offset by declines in Atlantic City and the Company's other domestic regions.

On a consolidated basis, fourth-quarter cash average daily room rates for 2012 declined 6.0% to $84 from $90 in 2011 and the rates for the full year were relatively unchanged. The fourth-quarter decline was due mainly to declines in the Atlantic City Region as a result of lost convention business due to the hurricane, as well as declines in the Las Vegas region as a result of a mix shift away from group business. Total occupancy percentage decreased 2.5 percentage points and 0.6 percentage points in the fourth quarter and full year 2012, respectively, compared with 2011. These declines were due mainly to declines in the Atlantic City Region, partially offset by increases in several of the other U.S. regions.

Results by Region

To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company's casino properties and other operations have been grouped into seven regions. Operating results for each of the regions are provided below.

Las Vegas Region

Las Vegas Region properties include Bally's Las Vegas, Bill's Gamblin' Hall & Saloon, Caesars Palace, Flamingo Las Vegas, Harrah's Las Vegas, The Quad Resort & Casino (formerly the Imperial Palace Hotel and Casino), Paris Las Vegas, Planet Hollywood Resort & Casino and Rio.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$742.6	$767.2	(3.2)%	$3,029.9	$3,013.1	0.6%
Income from operations	118.4	147.1	(19.5)%	428.7	495.5	(13.5)%
Property EBITDA (3)	216.7	224.4	(3.4)%	806.3	823.7	(2.1)%

Net revenues for the fourth quarter of 2012 declined $24.6 million or 3.2% from the 2011 fourth quarter. Revenues were negatively impacted by the Project Linq construction activities in 2012, which included the closure of O’Shea’s casino and several retail outlets at Harrah’s Las Vegas earlier in the year, and the ongoing renovation of The Quad Resort & Casino. The Company estimates that Project Linq construction activities reduced fourth quarter 2012 net revenues in Las Vegas by approximately $10 million to $15 million. Trips in the region decreased 3.0% from 2011, while spend per trip rose 11.1% due to strength in the international high-end segment. In the fourth quarter 2012, hotel revenues remained stable, cash average daily room rates decreased from $91 to $87 due mainly to a mix shift away from group business, and occupancy rates decreased 1.0 percentage point from the fourth quarter of 2011. Income from operations decreased $28.7 million or 19.5% compared with the fourth quarter 2011 due mainly to the income impact of lower revenues, an increase in depreciation expense due to the opening of the Octavius Tower in early 2012, and an increase in write-downs, reserves, and project opening costs, net of recoveries resulting from additional remediation costs compared with the prior-year period. Fourth-quarter 2012 Property EBITDA declined $7.7 million due to the decline in revenues. The Company estimates the Project Linq construction activities reduced income from operations and Property EBITDA by approximately $5 million to $10 million.

Net revenues for the full year 2012 increased $16.8 million or 0.6% from 2011 due primarily to strength in the international, high-end gaming segment contributing to higher casino revenues and the January 2012 opening of 662 additional rooms in the Octavius Tower contributing to higher rooms revenue. Revenues rose, despite the negative impact on results caused by Project Linq construction, which the Company estimates to have reduced full year 2012 net revenues by approximately $30 million to $40 million. Trips increased 1.0% in 2012 from 2011 and spend per trip increased 3.2%. In 2012, hotel revenues increased 1.9%, cash average daily room rates were relatively unchanged and occupancy rates decreased 1.5 percentage points from 2011. Income from operations decreased $66.8 million or 13.5% from 2011, due primarily to an increase in property operating expenses and depreciation expense associated with the Octavius Tower, in addition to an increase in write-downs, reserves, and project opening costs, net of recoveries. Property EBITDA for the full year 2012 declined 2.1% from 2011 due mainly to the increase in property operating expenses, partially offset by higher revenues. The Company estimates that the Project Linq construction activities reduced full-year 2012 income from operations and Property EBITDA by approximately $15 million to $25 million.

During the fourth quarter 2012, the Company secured $185.0 million in financing to fund the complete renovation of Bill’s Gamblin’ Hall & Saloon into a boutique lifestyle hotel that includes a dayclub/nightclub. The conversion will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. The Company will own the property and manage the casino, hotel, and food and beverage operations, and the dayclub/nightclub will be leased to a third party. Bill's Gamblin' Hall & Saloon temporarily closed in early February 2013 to accommodate these renovations. The renovated hotel, casino, and restaurant are expected to open in December 2013 and the dayclub/nightclub is expected to open in April 2014.

Atlantic City Region

Atlantic City Region properties include Bally's Atlantic City, Caesars Atlantic City, Harrah's Atlantic City, Harrah's Philadelphia and Showboat Atlantic City.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$335.1	$414.9	(19.2)%	$1,681.3	$1,839.1	(8.6)%
(Loss)/income from operations	(477.0)	(13.9)	*	(394.6)	79.6	*
Property EBITDA (3)	28.8	38.0	(24.2)%	265.6	278.2	(4.5)%
* Not meaningful

Net revenues in the fourth quarter 2012 decreased $79.8 million or 19.2% from 2011 due largely to the negative impact of Hurricane Sandy which forced the closure of our properties in Atlantic City for five days and our property in Philadelphia for two days, as well as continued competitive pressures in the region. The Company estimates that the negative impact of Hurricane Sandy on net revenues was approximately $40 million to $45 million. The slow recovery from the storm resulted in significant trip declines in the region while spend per trip remained stable. Loss from operations increased $463.1 million in the fourth quarter 2012 from 2011 due largely to a non-cash impairment charge of $450.0 million related to the tangible assets of one of the properties in the region, with no comparable charge in the fourth quarter 2011. Lower revenues were partially offset by a decrease in property operating expenses as a result of the property closures and continued cost-reduction efforts. Property EBITDA decreased as a result of the earnings impact of lower revenues. The Company estimates that the negative impact of Hurricane Sandy on loss from operations and Property EBITDA was approximately $35 million to $40 million.

For the full year 2012, net revenues decreased by $157.8 million or 8.6% from 2011 due mainly to continued economic and competitive pressures and the negative impact of Hurricane Sandy as mentioned above. The properties in the region experienced a 10.2% decline in trips during 2012 compared with 2011, as well as a slight decline in spend per trip. Loss from operations was $394.6 million for 2012 compared with income from operations of $79.6 million in 2011. This change was due largely to the fourth quarter 2012 impairment charges discussed above, with no comparable charge in 2011, as well as the earnings impact of lower revenues. Property EBITDA decreased as a result of the earnings impact of lower revenues. The estimated impact of Hurricane Sandy on loss from operations and Property EBITDA mentioned above also affects the full year 2012 results.

The Company expects that the region will continue to be challenged as a result of the slow recovery from the hurricane and competitive pressures.

Louisiana/Mississippi Region

Louisiana/Mississippi Region properties include Grand Casino Biloxi, Harrah's New Orleans, Harrah's Tunica, Horseshoe Bossier City, Harrah's Horseshoe Tunica, Harrah's Louisiana Downs and Tunica Roadhouse Hotel and Casino.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$258.4	$258.8	(0.2)%	$1,101.9	$1,104.4	(0.2)%
Income/(loss) from operations	48.8	16.0	205.0%	(222.3)	122.0	*
Property EBITDA (3)	53.9	46.8	15.2%	248.5	230.4	7.9%
* Not meaningful

In the fourth quarter 2012, net revenues were stable compared with 2011 despite increased competitive pressures from new competition in Biloxi, Mississippi, beginning in May 2012 and Baton Rouge, Louisiana, beginning in September 2012. Spend per trip in the region increased while trips to the region's properties declined. Income from operations in the fourth quarter 2012 increased $32.8 million or 205.0% from 2011, due mainly to non-cash goodwill impairment adjustments recorded in the fourth quarter 2012 and decreased property operating expenses. The Company recorded $8.2 million of goodwill impairments in the fourth quarter 2012 and reversed $30.0 million of previously recorded goodwill impairment charges resulting from the finalization of the Company's preliminary annual impairment assessment as of September 30, 2012. Property EBITDA increased $7.1 million or 15.2% due to the decrease in property operating expenses as a result of cost-savings initiatives.

Net revenues in the region for the full year 2012 were down slightly from 2011, due mainly to increased competitive pressures from new competition as mentioned above, as well as the negative impact from Hurricane Isaac in the third quarter 2012. Spend per trip in the region increased while trips to the region's properties declined. Loss from operations was $222.3 million in 2012, compared with income from operations of $122.0 million in 2011. This change was due mainly to non-cash impairment charges of $334.7 million, primarily comprised of the fourth quarter 2012 goodwill impairment adjustment discussed above, together with intangible asset impairments charges of $175.0 million related to goodwill and tangible asset impairment charges of $180.5 million related to a halted development project in Biloxi, Mississippi, both of which were recorded earlier in 2012. The Company also recorded a non-cash charge of $20.2 million related to exit activities associated with the halted project. Property EBITDA increased $18.1 million or 7.9% due to a decrease in property operating expenses.

Iowa/Missouri Region

Iowa/Missouri Region properties include Harrah's Council Bluffs, Harrah's North Kansas City and Horseshoe Council Bluffs. On November 2, 2012, Caesars sold its Harrah's St Louis casino; therefore, the results in the table below exclude those of its Harrah's St. Louis casino for all periods presented.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$109.2	$114.5	(4.6)%	$459.8	$466.7	(1.5)%
Income from operations	28.4	25.9	9.7%	123.1	105.6	16.6%
Property EBITDA (3)	36.6	33.4	9.6%	153.5	136.4	12.5%

Net revenues in the Iowa/Missouri region decreased $5.3 million or 4.6% due mainly to a decrease in casino revenues as a result of new competition in the Kansas City market beginning in the first quarter 2012. As a result, trips in the fourth quarter 2012 declined from 2011, while spend per trip increased modestly. In the fourth quarter 2012, income from operations and Property EBITDA rose slightly as revenues declines were more than offset by decreases in property operating expenses due mainly to cost-savings initiatives.

Net revenues for the full year 2012 decreased $6.9 million or 1.5% from 2011 due to declines in casino revenues. Spend per trip increased while trips to the properties in the region declined as a result of the new competition mentioned above. Income from operations and Property EBITDA increased for 2012 from 2011 due mainly to reduced property operating expenses resulting from cost-savings initiatives.

Illinois/Indiana Region

Illinois/Indiana Region properties include Harrah's Joliet, Harrah's Metropolis, Horseshoe Hammond, and Horseshoe Southern Indiana.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$247.7	$253.4	(2.2)%	$1,050.4	$1,059.5	(0.9)%
Income from operations	34.5	35.6	(3.1)%	156.0	145.8	7.0%
Property EBITDA (3)	53.8	53.5	0.6%	233.4	226.5	3.0%

In the fourth quarter 2012, net revenues decreased $5.7 million or 2.2% from 2011 due mainly to fourth-quarter 2011 revenues of $7.4 million related to the receipt of business interruption insurance proceeds for lost profits caused by property closures earlier that year due to flooding, with no comparable amounts received in 2012. Spend per trip rose while trips to the region's properties declined as a result of continued competitive pressures in the region, despite the reopening earlier this year of the bridge that allows direct access by customers to the Company’s Southern Indiana property, which closed in September 2011. Income from operations and Property EBITDA remained relatively unchanged in the fourth quarter 2012 compared with 2011 as a result of cost-savings initiatives that largely offset the income impact of lower revenues.

Full year 2012 net revenues decreased $9.1 million or 0.9% from 2011 due primarily to a slight decline in casino revenues. Trips and spend per trip were both down year over year. Income from operations and Property EBITDA for the full year 2012 increased from 2011 due mainly to reduced property operating expenses as a result of cost-savings initiatives.

Other Nevada Region
Other Nevada Region properties include Harrah's Lake Tahoe, Harrah's Laughlin, Harrah's Reno and Harveys Lake Tahoe.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$100.2	$94.9	5.6%	$436.7	$450.0	(3.0)%
Income/(loss) from operations	37.9	(1.8)	*	(23.6)	46.6	*
Property EBITDA (3)	20.0	9.1	119.8%	94.0	89.5	5.0%
* Not meaningful

Fourth quarter 2012 net revenues increased $5.3 million or 5.6% from 2011 due mainly to an increase in casino revenue at the Company's Lake Tahoe properties. Spend per trip increased while the number of trips to the region's properties declined as a result of the challenging competitive environment. Income from operations in the fourth quarter 2012 was $37.9 million compared with a loss from operations of $1.8 million in the fourth quarter of 2011. This change was due mainly to non-cash goodwill impairment adjustments recorded in the fourth quarter 2012, and the income impact of higher revenues combined with decreased property operating expenses. The Company reversed $30.0 million of previously recorded goodwill impairment charges in the fourth quarter 2012 resulting from the finalization of the Company's preliminary annual impairment assessment of goodwill as of September 30, 2012. Property EBITDA increased by $10.9 million due to higher revenues and decreased property operating expenses as a result of cost-savings initiatives.

Net revenues for the full year 2012 decreased $13.3 million or 3.0% from 2011 due largely to a decline in casino revenues resulting from the challenging competitive environment in the region during 2012. Trips and spend per trip declined in 2012 compared with 2011. Loss from operations in 2012 was $23.6 million compared with income from operations of $46.6 million. This change was due mainly to non-cash intangible asset impairment charges of $74.0 million recorded in 2012, primarily comprised of the fourth quarter 2012 goodwill impairment adjustment described above, together with impairments of $72.0 million related to goodwill and $31.0 million related to gaming rights, both of which were recorded in the third quarter 2012. The impact of the above charges was partially offset by a decrease in property operating expenses. Property EBITDA rose slightly as the decrease in property operating expenses more than offset lower revenues.

Managed, International and Other

The Managed region includes companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland and Caesars Windsor, and the results of Thistledown Racetrack ("Thistledown") through August 2012 when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which Caesars holds a 20% ownership interest. Subsequent to August 2012, the Managed region includes the results of the subsidiary that will manage Thistledown once it commences video lottery terminal operations, which is expected to occur in the second quarter of 2013. The International region includes the results of Caesars' international operations. The Other region is comprised of corporate expenses, including administrative, marketing and development costs, income from certain non-consolidated affiliates, and the results of Caesars Interactive Entertainment, Inc., which consists of the businesses related to the World Series of Poker® (“WSOP”) brand, an online real-money business in the U.K. and alliances with online gaming providers in Italy and France, and the results of Playtika Ltd., a social and mobile games developer.

In the fourth quarter 2012, the Company began discussions with interested investors on a sale of the subsidiaries that hold the Company's land concession in Macau. As a result of this plan of disposal, the assets and liabilities have been classified as held for sale at December 31, 2012 and 2011 and its operating results have been classified as discontinued operations for all periods presented and are excluded from the table below.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues
Managed	$27.5	$11.2	145.5%	$89.5	$48.1	86.1%
International	123.4	124.9	(1.2)%	461.5	458.7	0.6%
Other	72.7	68.4	6.3%	275.7	133.7	106.2%
Total net revenues	$223.6	$204.5	9.3%	$826.7	$640.5	29.1%
Income/(loss) from operations
Managed	$4.0	$1.2	233.3%	$7.0	$6.0	16.7%
International	13.9	23.7	(41.4)%	37.4	54.9	(31.9)%
Other	(152.5)	(35.0)	(335.7)%	(425.1)	(239.7)	(77.3)%
Total loss from operations	$(134.6)	$(10.1)	*	$(380.7)	$(178.8)	(112.9)%
* Not meaningful

In the fourth quarter 2012, net revenues rose $19.1 million or 9.3% from 2011. The increase is due mainly to revenues associated with the Company's new managed casino, Horseshoe Cleveland, which opened in May 2012, including an increase in reimbursable expenses for Horseshoe Cleveland that is presented on a gross revenue basis, resulting in an increase in net revenues and an equally offsetting increase in operating expenses. Loss from operations increased $124.5 million compared with the fourth quarter of 2011 due mainly to an increase in corporate expense of $12.1 million, an increase in write-downs, reserves, and project opening costs, net of recoveries of $12.1 million that includes a write-off of a $15.0 million investment in a potential joint venture. Additionally, there was a non-cash intangible asset impairment charge of $49.0 million in the fourth quarter of 2012 compared with a charge of $2.7 million in 2011. Increases in corporate expense were attributable to the consolidation of certain functions at corporate and increased pension accruals.

For the full year 2012, net revenues for the region increased $186.2 million or 29.1% from 2011, due mainly to increases associated with our interactive operations, as well as increased revenues from the Company's management companies as discussed above. Loss from operations increased $201.9 million or 112.9% from 2011, due mainly to non-cash intangible asset impairment charges of $206.0 million in 2012, comprised of the fourth-quarter 2012 impairment charge described above, together with intangible asset impairments of $157.0 million related to trademarks recorded in earlier in 2012, compared with non-cash intangible and tangible asset impairments of $29.8 million in 2011. Also contributing to the higher loss from operations are increases in corporate expense of $42.2 million resulting from the consolidation of certain functions at corporate and increased pension accruals and stock based compensation expense, partially offset by the income impact of increased revenues and a decrease of $19.0 million in write-downs, reserves, and project opening costs, net of recoveries related to lower efficiency project costs.

Other Items

Interest Expense, Net of Interest Capitalized

Interest expense, net of interest capitalized, decreased by $147.0 million or 21.8% in the fourth quarter 2012 from the same period in 2011. During the fourth quarter 2011, the Company recorded a $183.2 million charge to interest expense as a result of its decision that its interest-rate swap agreements no longer qualified as hedging instruments for accounting purposes. However, in 2012 interest expense was unfavorably affected by higher interest rates as a result of extending the maturities of the Company's debt combined with higher debt balances compared with the fourth quarter 2011. Interest expense for the full year 2012 decreased $21.0 million from 2011 as the charge mentioned above more than offset increases to interest expense resulting from higher interest rates and debt balances in 2012 compared with 2011. Interest expense is reported net of interest capitalized of $10.7 million and $10.6 million for the fourth quarter of 2012 and 2011, respectively, and $38.2 million and $22.8 million for the full year 2012 and 2011, respectively. Interest capitalized in the fourth quarter and full year 2012 is primarily related to Project Linq, while interest capitalized in the same periods of 2011 was related to the completion of the Octavius Tower at Caesars Palace Las Vegas.

Gains on Early Extinguishments of Debt

During the fourth quarter of 2012, the Company repurchased $165.0 million face value of CMBS Loans for $107.3 million, recognizing a gain on early extinguishments of debt of $56.5 million, net of deferred financing costs. The Company did not have any gains in connection with the early extinguishments of debt in the fourth quarter 2011. The full year 2012 gains on early extinguishments of debt of $136.0 million are the result of the above repurchase as well as the January, March and April 2012 CMBS Loan repurchases previously disclosed. During 2011, we recognized a $47.9 million gain on early extinguishments of debt as the result of March and April 2011 CMBS Loan repurchases.

Benefit for Income Taxes

The effective tax rate benefit on continuing operations for the fourth quarter 2012 and 2011 was 47.2% and 56.8%, respectively. The decrease in the quarterly effective tax rate benefit is due mainly to (i) a decrease in the tax benefit from foreign operations in 2012 mostly related to the effect of providing deferred taxes on unremitted earning from foreign subsidiaries in Uruguay that are no longer permanently reinvested, (ii) a decrease in state deferred tax benefits recognized in 2012 relative to 2011 mostly as a result of a state restructuring completed in 2011 and (iii) deferred tax benefits recognized in 2011 from a correction of our deferred tax liabilities, which were partially offset by tax benefits recognized in 2012 from the decrease of uncertain tax positions relating to the settlement of our IRS examinations.

The Company's full-year effective tax rate benefit for 2012 and 2011 was 38.6% and 43.4%, respectively. The year-over-year decrease in the effective tax rate benefit was primarily due to (i) nondeductible goodwill impairments in 2012, (ii) a decrease in the tax benefit from foreign operations in 2012 mostly related to the effect of providing deferred taxes on unremitted earning from foreign subsidiaries in Uruguay that are no longer permanently reinvested, (iii) a decrease in state deferred tax benefits recognized in 2012 relative to 2011 mostly as a result of a state restructuring completed in 2011 and (iv) deferred tax benefits recognized in 2011 from a correction of the deferred tax liabilities, which were partially offset by tax benefits recognized in 2012 from the decrease of uncertain tax positions relating to the settlement of a foreign matter and our IRS examinations.

(Loss)/income from discontinued operations, net of income taxes

Loss from discontinued operations, net of income taxes for the full year 2012 was $109.5 million compared with income from discontinued operations, net of income taxes of $31.4 million in 2011. This change was due mainly to a $101.0 million non-cash impairment charge related to the Company's land concession in Macau and income taxes related to the sale of Harrah's St. Louis.

Cost-Savings Initiatives

Caesars Entertainment has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels through its implementation of “Project Renewal,” an initiative designed to reinvent certain aspects of the Company's functional and operating units to gain significant further cost reductions and streamline its operations. As a part of Project Renewal, the Company designed a shared-services organization that has enabled more efficient decision making and sharing of best practices. Caesars believes that the Company now has a permanently lower cost structure and benefits from greater concentration of specified talent and quicker decision making. The Company estimates that Project Renewal and other cost-savings programs produced $56.3 million and $190.8 million in incremental cost savings for the fourth quarter and full year 2012, respectively, compared with the same periods in 2011. Additionally, as of December 31, 2012, the Company expects that these and additional new cost-savings programs will produce additional annual cost savings of $212.8 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.

Caesars Entertainment Operating Company, Inc. Results

As a substantial portion of the debt of Caesars Entertainment's consolidated group is issued by Caesars Entertainment Operating Company, Inc. ("CEOC"), the Company believes it is meaningful to provide information on the results of operations of CEOC, which are summarized below. CEOC's Summary of Operations, Supplemental Information, and Reconciliation of Net Loss Attributable to CEOC to Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted, can be found at the end of this release.

	Quarter Ended December 31,		Percent Favorable/ (Unfavorable)	Year Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2012	2011		2012	2011
Net revenues	$1,553.7	$1,580.5	(1.7)%	$6,479.9	$6,542.8	(1.0)%
(Loss)/income from operations (1)	(329.9)	148.2	*	(455.0)	645.1	*
Loss from continuing operations, net of income taxes	(446.9)	(238.8)	(87.1)%	(1,513.5)	(800.4)	(89.1)%
(Loss)/income from discontinued operations, net of income taxes	(38.9)	6.3	*	(109.5)	31.4	*
Net loss attributable to CEOC	(488.5)	(246.9)	(97.9)%	(1,627.4)	(779.4)	(108.8)%
Property EBITDA (3)	375.3	379.2	(1.0)%	1,602.8	1,591.7	0.7%
Adjusted EBITDA (4)	342.7	351.3	(2.4)%	1,479.5	1,513.8	(2.3)%
Net revenues, (loss)/income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of the Harrah's St. Louis casino and the results of the subsidiaries that hold the Company's land concession in Macau, both of which are presented as discontinued operations.

* Not meaningful
(1) Loss from operations for Caesars includes intangible and tangible asset impairment charges of $448.2 million and $1,067.7 million in the fourth quarter and the full year of 2012, respectively. Loss from operations for CEOC includes intangible and tangible asset impairment charges of $448.2 million and $1,064.7 million in the fourth quarter and the full year of 2012, respectively. Income from operations for Caesars and CEOC included intangible and tangible asset impairment charges of $5.7 million and $32.8 million for the fourth quarter and the full year of 2011, respectively.
(2) Diluted loss per share for the periods shown includes loss per share from discontinued operations in the fourth quarter and the full year of 2012 of $0.31 and $0.87 per share, respectively, and earnings per share from discontinued operations for the fourth quarter and the full year of 2011 of $0.05 and $0.25 per share, respectively.
(3) Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
(4) Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the pro forma effect of adjustments related to properties and yet-to-be-realized cost savings from the Company's profitability improvement programs.
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2 p.m. Pacific Time Monday, February 25, 2013, to review its fourth-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial (877) 637-3676, or (832) 412-1752 for international callers, and enter Conference ID 98080704 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's website for 90 days after the event.
* * * * *
Caesars Entertainment Corporation is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's significant indebtedness;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost-savings programs;

•	access to available and reasonable financing on a timely basis;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets;

•	acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters;

•
losses sustained as a result of natural disasters, including losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities, such as the amount of losses and disruption to our company as a result of Hurricane Sandy in late October 2012; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY OF OPERATIONS
(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2012	2011	2012	2011
Net revenues	$2,016.8	$2,108.2	$8,586.7	$8,573.3
Property operating expenses	(1,581.1)	(1,637.3)	(6,617.5)	(6,650.6)
Depreciation and amortization	(180.9)	(171.5)	(715.5)	(678.1)
Write-downs, reserves, and project opening costs, net of recoveries	(42.8)	(13.8)	(106.2)	(73.8)
Intangible and tangible asset impairment charges	(448.2)	(5.7)	(1,067.7)	(32.8)
Loss on interests in non-consolidated affiliates	(8.7)	(3.7)	(17.5)	(7.9)
Corporate expense	(49.8)	(37.7)	(195.0)	(152.8)
Acquisition and integration costs	(3.9)	(0.7)	(6.1)	(4.3)
Amortization of intangible assets	(45.0)	(39.0)	(174.6)	(156.7)
(Loss)/income from operations	(343.6)	198.8	(313.4)	816.3
Interest expense, net of interest capitalized	(527.0)	(674.0)	(2,101.3)	(2,122.3)
Gains on early extinguishments of debt	56.5	—	136.0	47.9
Other income, including interest income	6.1	8.6	25.5	25.3
Loss from continuing operations before income taxes	(808.0)	(466.6)	(2,253.2)	(1,232.8)
Benefit for income taxes	381.0	264.9	870.5	534.7
Loss from continuing operations, net of income taxes	(427.0)	(201.7)	(1,382.7)	(698.1)
Discontinued operations
Income/(loss) from discontinued operations	6.6	12.8	(59.4)	59.2
Provision for income taxes	(45.5)	(6.5)	(50.1)	(27.8)
(Loss)/income from discontinued operations, net of income taxes	(38.9)	6.3	(109.5)	31.4
Net loss	(465.9)	(195.4)	(1,492.2)	(666.7)
Less: net income attributable to non-controlling interests	(3.8)	(25.2)	(5.3)	(20.9)
Net loss attributable to Caesars	$(469.7)	$(220.6)	$(1,497.5)	$(687.6)

(Loss)/earnings per share - basic and diluted
Loss per share from continuing operations	$(3.44)	$(1.81)	$(11.08)	$(5.75)
(Loss)/earnings per share from discontinued operations	(0.31)	0.05	(0.87)	0.25
Net loss per share	$(3.75)	$(1.76)	$(11.95)	$(5.50)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(In millions)	2012	2011
Assets
Current assets
Cash and cash equivalents	$1,757.5	$891.2
Restricted Cash (a)	833.6	66.6
Assets held for sale (b)	5.1	15.5
Other current assets	897.4	863.9
Total current assets	3,493.6	1,837.2
Property and equipment, net	15,701.7	16,485.6
Goodwill and other intangible assets	7,146.0	7,723.6
Restricted cash	364.6	451.1
Assets held for sale (b)	471.2	1,177.7
Other long-term assets	821.0	840.4
	$27,998.1	$28,515.6
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt (a)	$879.9	$40.4
Liabilities held for sale (b)	3.8	13.5
Other current liabilities	1,704.6	1,548.9
Total current liabilities	2,588.3	1,602.8
Long-term debt	20,532.2	19,759.5
Liabilities held for sale (b)	52.1	66.3
Other long-term liabilities	5,157.1	6,033.6
	28,329.7	27,462.2
Total Caesars stockholders’ (deficit)/equity	(411.7)	1,006.7
Non-controlling interests	80.1	46.7
Total (deficit)/equity	(331.6)	1,053.4
	$27,998.1	$28,515.6

(a) The balance of restricted cash at December 31, 2012 includes $750.0 million of escrow proceeds related to the Company's December 13, 2012 bond offering. The $750.0 million debt obligation is included in the current portion of long-term debt until the escrow conditions are met, at which time, the cash will be released from restriction and the debt will be classified as long-term.
(b) The balances at December 31, 2012 and 2011 relate to the Company's discontinued operations.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Quarter Ended December 31, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(469.7)
Net income attributable to non-controlling interests									3.8
Net loss									(465.9)
Loss from discontinued operations, net of income taxes									38.9
Net loss from continuing operations, net of income taxes									(427.0)
Benefit for income taxes									(381.0)
Loss from continuing operations before income taxes									(808.0)
Other income, including interest income									(6.1)
Gains on early extinguishments of debt									(56.5)
Interest expense, net of interest capitalized									527.0
Income/(loss) from operations	$118.4	$(477.0)	$48.8	$28.4	$34.5	$37.9	$(134.6)		(343.6)
Depreciation and amortization	67.0	45.6	19.8	8.1	19.1	7.3	14.0		180.9
Amortization of intangible assets	19.0	4.0	5.5	—	0.3	3.5	12.7		45.0
Intangible and tangible asset impairment charges	—	450.0	(21.8)	—	—	(29.0)	49.0		448.2
Write-downs, reserves, and project opening costs, net of recoveries	12.8	6.0	1.7	0.1	—	0.3	21.9		42.8
Acquisition and integration costs	—	—	—	—	—	—	3.9		3.9
(Income)/loss on interests in non-consolidated affiliates	(0.4)	0.1	(0.2)	—	—	—	9.2		8.7
Corporate expense	—	—	—	—	—	—	49.8		49.8
EBITDA attributable to discontinued operations								$16.2	16.2
Property EBITDA	$216.7	$28.8	$53.9	$36.6	$53.8	$20.0	$25.9	$16.2	$451.9

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended December 31, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(220.6)
Net income attributable to non-controlling interests									25.2
Net loss									(195.4)
Income from discontinued operations, net of income taxes									(6.3)
Net loss from continuing operations, net of income taxes									(201.7)
Benefit for income taxes									(264.9)
Loss from continuing operations before income taxes									(466.6)
Other income, including interest income									(8.6)
Interest expense, net of interest capitalized									674.0
Income/(loss) from operations	$147.1	$(13.9)	$16.0	$25.9	$35.6	$(1.8)	$(10.1)		198.8
Depreciation and amortization	60.0	45.3	18.2	7.6	19.0	7.1	14.3		171.5
Amortization of intangible assets	19.1	3.8	5.5	—	0.3	3.5	6.8		39.0
Intangible and tangible asset impairment charges	—	—	3.0	—	—	—	2.7		5.7
Write-downs, reserves, and project opening costs, net of recoveries	(1.2)	2.1	4.2	(0.1)	(1.4)	0.4	9.8		13.8
Acquisition and integration costs	—	—	—	—	—	—	0.7		0.7
(Income)/loss on interests in non-consolidated affiliates	(0.6)	0.7	(0.2)	—	—	—	3.8		3.7
Corporate expense	—	—	—	—	—	—	37.7		37.7
EBITDA attributable to discontinued operations								$21.9	21.9
Property EBITDA	$224.4	$38.0	$46.8	$33.4	$53.5	$9.1	$65.7	$21.9	$492.8

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(1,497.5)
Net income attributable to non-controlling interests									5.3
Net loss									(1,492.2)
Loss from discontinued operations, net of income taxes									109.5
Net loss from continuing operations, net of income taxes									(1,382.7)
Benefit for income taxes									(870.5)
Loss from continuing operations before income taxes									(2,253.2)
Other income, including interest income									(25.5)
Gains on early extinguishments of debt									(136.0)
Interest expense, net of interest capitalized									2,101.3
Income/(loss) from operations	$428.7	$(394.6)	$(222.3)	$123.1	$156.0	$(23.6)	$(380.7)		(313.4)
Depreciation and amortization	268.2	179.7	77.0	30.4	75.8	28.7	55.7		715.5
Amortization of intangible assets	75.8	16.0	22.1	—	1.0	13.9	45.8		174.6
Intangible and tangible asset impairment charges	3.0	450.0	334.7	—	—	74.0	206.0		1,067.7
Write-downs, reserves, and project opening costs, net of recoveries	33.1	12.2	37.7	0.1	0.6	0.9	21.6		106.2
Acquisition and integration costs	—	—	—	—	—	—	6.1		6.1
(Income)/loss on interests in non-consolidated affiliates	(2.6)	2.2	(0.6)	—	—	—	18.5		17.5
Corporate expense	—	—	—	—	—	—	195.0		195.0
EBITDA attributable to discontinued operations								$69.5	69.5
Property EBITDA	$806.3	$265.6	$248.5	$153.5	$233.4	$94.0	$167.9	$69.5	$2,038.7

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(687.6)
Net income attributable to non-controlling interests									20.9
Net loss									(666.7)
Income from discontinued operations, net of income taxes									(31.4)
Net loss from continuing operations, net of income taxes									(698.1)
Benefit for income taxes									(534.7)
Loss from continuing operations before income taxes									(1,232.8)
Other income, including interest income									(25.3)
Gains on early extinguishments of debt									(47.9)
Interest expense, net of interest capitalized									2,122.3
Income/(loss) from operations	$495.5	$79.6	$122.0	$105.6	$145.8	$46.6	$(178.8)		816.3
Depreciation and amortization	238.4	174.3	73.3	30.6	78.0	28.3	55.2		678.1
Amortization of intangible assets	76.4	15.1	21.9	—	1.4	13.9	28.0		156.7
Intangible and tangible asset impairment charges	—	—	3.0	—	—	—	29.8		32.8
Write-downs, reserves, and project opening costs, net of recoveries	13.4	6.6	10.8	0.3	1.4	0.7	40.6		73.8
Acquisition and integration costs	0.2	—	—	—	—	—	4.1		4.3
(Income)/loss on interests in non-consolidated affiliates	(0.3)	2.5	(0.7)	—	—	—	6.4		7.9
Corporate expense	—	—	—	—	—	—	152.8		152.8
EBITDA attributable to discontinued operations								$94.0	94.0
Property EBITDA	$823.7	$278.2	$230.4	$136.4	$226.5	$89.5	$138.0	$94.0	$2,016.7

CAESARS ENTERTAINMENT CORPORATION SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization ("EBITDA") further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's secured credit facilities.
Last twelve months ("LTM") Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.

Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the quarters ended December 31, 2012 and 2011:

(In millions)	2012	2011
Net loss attributable to Caesars	$(469.7)	$(220.6)
Interest expense, net of interest capitalized and interest income	521.8	665.4
Benefit for income taxes (a)	(335.5)	(258.3)
Depreciation and amortization (b)	239.2	222.4
EBITDA	(44.2)	408.9
Project opening costs, abandoned projects and development costs (c)	24.3	7.1
Acquisition and integration costs (d)	3.9	0.7
Gains on early extinguishments of debt (e)	(56.5)	—
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	0.8	22.1
Impairments of intangible and tangible assets (g)	448.2	5.7
Non-cash expense for stock compensation benefits (h)	12.1	4.6
Adjustments for recoveries from insurance claims for flood losses(i)	—	(7.4)
Gain on sale of discontinued operations (j)	(9.3)	—
Other items(k)	40.8	24.3
Adjusted EBITDA	$420.1	$466.0

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the years ended December 31, 2012 and 2011, and net loss attributable to Caesars to LTM Adjusted EBITDA-Pro Forma for the year ended December 31, 2012.

(In millions)	2012	2011
Net loss attributable to Caesars	$(1,497.5)	$(687.6)
Interest expense, net of interest capitalized and interest income	2,079.2	2,097.8
Benefit for income taxes (a)	(820.4)	(506.9)
Depreciation and amortization (b)	931.1	881.3
EBITDA	692.4	1,784.6
Project opening costs, abandoned projects and development costs (c)	71.7	15.2
Acquisition and integration costs (d)	6.1	4.3
Gains on early extinguishments of debt (e)	(136.0)	(47.9)
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	(3.3)	11.1
Impairments of intangible and tangible assets (g)	1,168.7	32.8
Non-cash expense for stock compensation benefits (h)	55.1	22.2
Adjustments for recoveries from insurance claims for flood losses(i)	(6.6)	6.6
Gain on sale of discontinued operations (j)	(9.3)	—
Other items(k)	98.9	114.7
Adjusted EBITDA	1,937.7	$1,943.6
Pro forma adjustments related to properties (l)	3.8
Pro forma adjustment for estimated cost savings yet-to-be-realized (m)	212.8
Pro forma adjustments for discontinued operations (n)	(59.4)
LTM Adjusted EBITDA-Pro Forma	$2,094.9

(a)
Amounts include the provision for income taxes related to discontinued operations of $45.5 million and $6.5 million for the fourth quarter of 2012 and 2011, respectively, and the provision for income taxes related to discontinued operations of $50.1 million and $27.8 million for the full year 2012and 2011, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $9.6 million and $8.7 million for the fourth quarter of 2012 and 2011, respectively, and depreciation and amortization related to discontinued operations of $27.9 million and $34.4 million for the full year of 2012 and 2011, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)	Amounts include certain costs associated with development activities which are infrequently occurring costs and associated with acquisition initiatives.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $101.0 million for the full year 2012. There were no impairment charges related to discontinued operations for the fourth quarters of 2012 and 2011, or for the full year 2011.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(j)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(k)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(l)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(m)
Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost-savings programs.

(n)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

The following tables present the Consolidated Summary of Operations and Supplemental Information for Caesars Entertainment Operating Company, Inc. ("CEOC"), a wholly owned subsidiary of Caesars Entertainment Corporation for the periods indicated.
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED SUMMARY OF OPERATIONS
(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2012	2011	2012	2011
Net revenues	$1,553.7	$1,580.5	$6,479.9	$6,542.8
Property operating expenses	(1,194.6)	(1,223.2)	(4,946.6)	(5,045.1)
Depreciation and amortization	(139.1)	(133.3)	(555.0)	(521.7)
Write-downs, reserves, and project opening costs, net of recoveries	(23.6)	(11.3)	(80.4)	(69.7)
Intangible and tangible asset impairment charges	(448.2)	(5.7)	(1,064.7)	(32.8)
Loss on interests in non-consolidated affiliates	(9.0)	(4.0)	(18.9)	(6.9)
Corporate expense	(37.8)	(30.0)	(157.8)	(120.9)
Acquisition and integration costs	(4.0)	(0.6)	(5.8)	(3.5)
Amortization of intangible assets	(27.3)	(24.2)	(105.7)	(97.1)
(Loss)/income from operations	(329.9)	148.2	(455.0)	645.1
Interest expense, net of interest capitalized	(506.5)	(649.1)	(2,016.2)	(2,030.9)
Other income, including interest income	4.7	8.2	23.1	24.1
Loss from continuing operations before income taxes	(831.7)	(492.7)	(2,448.1)	(1,361.7)
Benefit for income taxes	384.8	253.9	934.6	561.3
Loss from continuing operations, net of income taxes	(446.9)	(238.8)	(1,513.5)	(800.4)
Discontinued operations
Income/(loss) from discontinued operations	6.6	12.8	(59.4)	59.2
Provision for income taxes	(45.5)	(6.5)	(50.1)	(27.8)
(Loss)/income from discontinued operations, net of income taxes	(38.9)	6.3	(109.5)	31.4
Net loss	(485.8)	(232.5)	(1,623.0)	(769.0)
Less: net income attributable to non-controlling interests	(2.7)	(14.4)	(4.4)	(10.4)
Net loss attributable to CEOC	$(488.5)	$(246.9)	$(1,627.4)	$(779.4)

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated.

	Quarter Ended December 31, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(488.5)
Net income attributable to non-controlling interests									2.7
Net loss									(485.8)
Loss from discontinued operations, net of income taxes									38.9
Net loss from continuing operations, net of income taxes									(446.9)
Benefit for income taxes									(384.8)
Loss from continuing operations before income taxes									(831.7)
Other income, including interest income									(4.7)
Interest expense, net of interest capitalized									506.5
Income/(loss) from operations	$76.8	$(472.7)	$48.8	$28.4	$34.5	$35.4	$(81.1)		(329.9)
Depreciation and amortization	40.6	32.4	19.8	8.1	19.1	5.5	13.6		139.1
Amortization of intangible assets	8.2	3.0	5.5	—	0.3	0.5	9.8		27.3
Intangible and tangible asset impairment charges	—	450.0	(21.8)	—	—	(29.0)	49.0		448.2
Write-downs, reserves, and project opening costs, net of recoveries	9.7	4.9	1.7	0.1	—	0.3	6.9		23.6
Acquisition and integration costs	—	—	—	—	—	—	4.0		4.0
Loss/(income) on interests in non-consolidated affiliates	—	—	(0.2)	—	—	—	9.2		9.0
Corporate expense	—	—	—	—	—	—	37.8		37.8
EBITDA attributable to discontinued operations								$16.2	16.2
Property EBITDA	$135.2	$17.6	$53.9	$36.6	$53.8	$12.7	$49.3	$16.2	$375.3

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended December 31, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(246.9)
Net income attributable to non-controlling interests									14.4
Net loss									(232.5)
Income from discontinued operations, net of income taxes									(6.3)
Net loss from continuing operations, net of income taxes									(238.8)
Benefit for income taxes									(253.9)
Loss from continuing operations before income taxes									(492.7)
Other income, including interest income									(8.2)
Interest expense, net of interest capitalized									649.1
Income/(loss) from operations	$88.5	$(11.0)	$16.0	$25.9	$35.6	$(3.7)	$(3.1)		148.2
Depreciation and amortization	36.6	32.3	18.2	7.6	19.0	5.3	14.3		133.3
Amortization of intangible assets	8.2	2.7	5.5	—	0.3	0.5	7.0		24.2
Intangible and tangible asset impairment charges	—	—	3.0	—	—	—	2.7		5.7
Write-downs, reserves, and project opening costs, net of recoveries	(1.9)	2.1	4.2	(0.1)	(1.4)	0.4	8.0		11.3
Acquisition and integration costs	—	—	—	—	—	—	0.6		0.6
Loss/(income) on interests in non-consolidated affiliates	—	0.3	(0.2)	—	—	—	3.9		4.0
Corporate expense	—	—	—	—	—	—	30.0		30.0
EBITDA attributable to discontinued operations								$21.9	21.9
Property EBITDA	$131.4	$26.4	$46.8	$33.4	$53.5	$2.6	$63.2	$21.9	$379.2

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(1,627.4)
Net income attributable to non-controlling interests									4.4
Net loss									(1,623.0)
Loss from discontinued operations, net of income taxes									109.5
Net loss from continuing operations, net of income taxes									(1,513.5)
Benefit for income taxes									(934.6)
Loss from continuing operations before income taxes									(2,448.1)
Other income, including interest income									(23.1)
Interest expense, net of interest capitalized									2,016.2
Income/(loss) from operations	$220.5	$(426.8)	$(222.3)	$123.1	$156.0	$(45.4)	$(260.1)		(455.0)
Depreciation and amortization	166.3	129.1	77.0	30.4	75.8	21.7	54.7		555.0
Amortization of intangible assets	32.7	11.8	22.1	—	1.0	2.2	35.9		105.7
Intangible and tangible asset impairment charges	—	450.0	334.7	—	—	74.0	206.0		1,064.7
Write-downs, reserves, and project opening costs, net of recoveries	24.0	10.6	37.7	0.1	0.6	0.9	6.5		80.4
Acquisition and integration costs	—	—	—	—	—	—	5.8		5.8
Loss/(income) on interests in non-consolidated affiliates	—	1.1	(0.6)	—	—	—	18.4		18.9
Corporate expense	—	—	—	—	—	—	157.8		157.8
EBITDA attributable to discontinued operations								$69.5	69.5
Property EBITDA	$443.5	$175.9	$248.5	$153.5	$233.4	$53.4	$225.1	$69.5	$1,602.8

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2011
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(779.4)
Net income attributable to non-controlling interests									10.4
Net loss									(769.0)
Income from discontinued operations, net of income taxes									(31.4)
Net loss from continuing operations, net of income taxes									(800.4)
Benefit for income taxes									(561.3)
Loss from continuing operations before income taxes									(1,361.7)
Other income, including interest income									(24.1)
Interest expense, net of interest capitalized									2,030.9
Income/(loss) from operations	$270.6	$49.4	$122.0	$105.6	$145.8	$28.2	$(76.5)		645.1
Depreciation and amortization	139.4	123.8	73.3	30.6	78.0	21.5	55.1		521.7
Amortization of intangible assets	32.7	10.9	21.9	—	1.4	2.2	28.0		97.1
Intangible and tangible asset impairment charges	—	—	3.0	—	—	—	29.8		32.8
Write-downs, reserves, and project opening costs, net of recoveries	7.5	5.6	10.8	0.3	1.4	0.7	43.4		69.7
Acquisition and integration costs	—	—	—	—	—	—	3.5		3.5
Loss/(income) on interests in non-consolidated affiliates	—	1.2	(0.7)	—	—	—	6.4		6.9
Corporate expense	—	—	—	—	—	—	120.9		120.9
EBITDA attributable to discontinued operations								$94.0	94.0
Property EBITDA	$450.2	$191.0	$230.4	$136.4	$226.5	$52.5	$210.7	$94.0	$1,591.7

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's the credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.

Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the fourth quarter of 2012 and 2011.

(In millions)	2012	2011
Net loss attributable to CEOC	$(488.5)	$(246.9)
Interest expense, net of capitalized interest and interest income	502.0	641.0
Benefit for income taxes (a)	(339.3)	(247.4)
Depreciation and amortization (b)	179.7	169.4
EBITDA	(146.1)	316.1
Project opening costs, abandoned projects and development costs (c)	8.4	7.1
Acquisition and integration costs (d)	4.0	0.6
Net income/(loss) attributable to non-controlling interests, net of (distributions) (e)	(0.3)	11.3
Impairments of intangible and tangible assets (f)	448.2	5.7
Non-cash expense for stock compensation benefits (g)	9.5	4.4
Adjustments for recoveries from insurance claims for flood losses(h)	—	(7.4)
Gain on sale of discontinued operations (i)	(9.3)	—
Other items (j)	28.3	13.5
Adjusted EBITDA	$342.7	$351.3

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the years ended December 31, 2012 and 2011, and net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma and LTM adjusted EBITDA-Pro Forma - CEOC Restricted for the year ended December 31, 2012.

(In millions)	2012	2011
Net loss attributable to CEOC	$(1,627.4)	$(779.4)
Interest expense, net of capitalized interest and interest income	1,995.7	2,007.5
Benefit for income taxes (a)	(884.5)	(533.5)
Depreciation and amortization (b)	701.7	665.3
EBITDA	185.5	1,359.9
Project opening costs, abandoned projects and development costs (c)	55.9	14.6
Acquisition and integration costs (d)	5.8	3.5
Net income/(loss) attributable to non-controlling interests, net of (distributions) (e)	(4.2)	0.6
Impairments of intangible and tangible assets (f)	1,165.7	32.8
Non-cash expense for stock compensation benefits (g)	33.4	21.3
Adjustments for recoveries from insurance claims for flood losses(h)	(6.6)	6.6
Gain on sale of discontinued operations (i)	(9.3)	—
Other items (j)	53.3	74.5
Adjusted EBITDA	1,479.5	$1,513.8
Pro forma adjustments related to properties (k)	3.8
Pro forma adjustment for estimated cost savings yet-to-be-realized (l)	152.2
Pro forma adjustments for discontinued operations (m)	(59.4)
LTM Adjusted EBITDA-Pro Forma	1,576.1
LTM Adjusted EBITDA-Pro forma of CEOC's unrestricted subsidiaries	(97.6)
LTM Adjusted EBITDA-Pro Forma - CEOC Restricted	$1,478.5

(a)
Amounts include the provision for income taxes related to discontinued operations of $45.5 million and $6.5 million for the fourth quarter of 2012 and 2011, respectively, and the provision for income taxes related to discontinued operations of $50.1 million and $27.8 million for the full year 2012 and 2011, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $9.6 million and $8.7 million for the fourth quarter of 2012 and 2011, respectively, and depreciation and amortization related to discontinued operations of $27.9 million and $34.4 million for the full year of 2012 and 2011, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)	Amounts include certain costs associated with development activities which are infrequently occurring costs and associated with acquisition initiatives.

(e)
Amounts represent minority owners’ share of income/(loss) from CEOC's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non cash item as it excludes any cash distributions.

(f)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $101.0 million for the full year 2012. There were no impairment charges related to discontinued operations for the fourth quarters of 2012 and 2011, or for the full year 2011.

(g)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CEOC's employees.

(h)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(i)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(j)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma - CEOC Restricted but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, CEOC's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(k)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(l)
Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost-savings programs.

(m)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.